CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A (the "Registration Statement") of our reports dated December 12, 2005 relating to the financial statements and financial highlights which appear in the October 31, 2005 Annual Reports to Shareholders of the T. Rowe Price Institutional Foreign Equity Fund and the T. Rowe Price Institutional Emerging Markets Equity Fund (comprising T. Rowe Price Institutional International Funds, Inc.), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, MD
February 23, 2006